EXHIBIT 99.1
Leidos Holdings, Inc. Reports Second Quarter Fiscal Year 2022 Results

•Revenues of $3.6 billion, up 4% year-over-year
•Net Income of $172 million; Adjusted EBITDA of $366 million
•Diluted Earnings per Share of $1.24, or $1.59 on a non-GAAP basis
•Cash Flows from Operations of $40 million; Free Cash Flow of $19 million
•Net Bookings of $2.2 billion (book-to-bill ratio of 0.6); backlog of $34.7 billion up 4% year-over-year

RESTON, Va., August 2, 2022 – Leidos Holdings, Inc. (NYSE: LDOS), a FORTUNE 500® science and technology leader, today reported financial results for the second quarter of fiscal year 2022.
Roger Krone, Leidos Chairman and Chief Executive Officer, commented, "Leidos remains on track for another year of solid organic growth and core business profitability. The affirmation of our Defense Enclave Services contract award by the Government Accountability Office demonstrates our leadership in digital modernization across the federal government, with strong demand for our technology solutions and services across our diversified business portfolio. We continue to execute on our disciplined and balanced capital allocation strategy to drive shareholder value. And, we are proving our ability to compete successfully for talent with another quarter of robust hiring."
Summary Operating Results

	Three Months Ended
(in millions, except margin and per share amounts)	July 1, 2022	July 2, 2021
Revenues	$3,597	$3,448
Net income	$172	$170
Net income margin	4.8%	4.9%
Diluted earnings per share (EPS)	$1.24	$1.18

Non-GAAP Measures*:
Adjusted EBITDA	$366	$359
Adjusted EBITDA margin	10.2%	10.4%
Non-GAAP diluted EPS	$1.59	$1.52

* Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Management believes that these non-GAAP measures provide another measure of Leidos' results of operations and financial condition, including its ability to comply with financial covenants. See Non-GAAP Financial Measures at the end of this press release for more information and a reconciliation of our selected reported results to these non-GAAP measures.
Revenues for the quarter were $3.60 billion, up 4% in total and organically compared to the second quarter of fiscal year 2021. Revenues grew across all reportable segments; the largest contributors were continued growth of the Navy Next Generation Enterprise Network Recompete (NGEN-R) Service Management, Integration and Transport (SMIT) contract and increased deployments on the Defense Healthcare Management System Modernization (DHMSM) program.

Net income was $172 million and diluted EPS was $1.24. Net income and diluted EPS were up 1% and 5% year-over-year, respectively, and net income margin decreased from 4.9% to 4.8% year-over-year. Net interest expense increased to $50 million from $46 million in the second quarter of fiscal year 2021. In addition, the weighted average diluted share count for the quarter was 138 million compared to 143 million in the prior year quarter, which benefited from the retirement of 0.3 million shares as part of the final settlement of the Accelerated Share Repurchase (ASR) agreement implemented in the first quarter of fiscal year 2022.
Adjusted EBITDA was $366 million for the second quarter, up 2% year-over-year. Adjusted EBITDA margin decreased from 10.4% to 10.2% over the same period. Non-GAAP net income was $220 million for the second quarter, which was up slightly year-over-year, and non-GAAP diluted EPS for the quarter was $1.59, which was up 5% compared to the second quarter of fiscal year 2021.
Cash Flow Summary
In the second quarter of fiscal year 2022, Leidos generated $40 million of net cash provided by operating activities, used $8 million in investing activities and generated $6 million in financing activities. After adjusting for payments for property, equipment and software, quarterly free cash flow was $19 million.
In the quarter Leidos entered into a 364-day term loan credit agreement for a senior unsecured term loan facility in an aggregate principal amount of $380 million, and the proceeds were used to repay the $380 million senior unsecured term loan entered into on May 7, 2021. As of July 1, 2022, Leidos had $339 million in cash and cash equivalents and $5.2 billion of debt, including $150 million of Commercial Paper Notes outstanding.
After the close of the quarter, Leidos entered into a definitive agreement with private equity firm Advent International to acquire Cobham Aviation Services Australia’s Special Mission business. The acquired business provides Border Force Airborne Surveillance and Maritime Safety Search and Rescue services to the Australian Federal Government. The acquisition is subject to customary closing conditions, including regulatory approvals.
On July 29, 2022, the Leidos Board of Directors declared that Leidos will pay a cash dividend of $0.36 per share on September 30, 2022 to stockholders of record at the close of business on September 15, 2022.
New Business Awards
Net bookings totaled $2.2 billion in the quarter, representing a book-to-bill ratio of 0.6. As a result, backlog at the end of the quarter was $34.7 billion, of which $7.5 billion was funded. During the quarter Leidos received several particularly important awards:
•Defense Information Systems Agency (DISA) Defense Enclave Services (DES). DISA awarded Leidos a single-award, indefinite delivery, indefinite quantity (IDIQ) contract with a total estimated value of $11.5 billion and a four-year base period of performance followed by three two-year option periods. Through the DES contract, Leidos will consolidate enterprise IT services and provide standardized, responsive and cost-effective solutions for more than 370,000 users spanning 22 Department of Defense (DoD) agencies and field activities with over 500 sites both in the U.S. and abroad. This work will focus on mission value and user experience, while improving cybersecurity, network availability and reliability for Fourth Estate agencies.
•Program Executive Office (PEO) Integrated Warfare Systems (IWS) Undersea Warfare Combat System and Product Support. Leidos was awarded a follow-on contract to support the Navy’s PEO IWS Directorate. Under the contract, Leidos will perform a range of support services, including shipboard modernization, curriculum development, training conduct, depot support, technical data, maintenance planning and management. The single award, cost-plus-fixed-fee contract holds an approximate value of $291 million and includes a one-year base period of performance with four additional one-year option periods.

•Navy Medical Performance Research. Leidos was awarded a new task order by the Naval Medical Readiness Logistics Command, Detachment Fort Detrick, to support research to maximize warfighter performance and survivability in the aviation, underwater and special warfare environments. Under the contract, Leidos will support research on the human cognitive and physiological factors associated with military operations. The research focuses on motion sickness, aeromedical standards, hypoxia, fatigue assessment, aviation safety and both neurocognitive and neurophysiological effects. The contract holds an approximate value of $53 million and includes a one-year base period of performance with four one-year options and one six-month option.
•Punta Cana Security Checkpoint Upgrade. Leidos was selected by the Dominican Republic's Punta Cana International Airport to upgrade their security checkpoints. Punta Cana hosts more than 4 million tourists annually with strong projected growth over the coming years. The Leidos solution will keep passengers and staff safe while enhancing operational efficiencies and increasing passenger throughput. For example, using enhanced screening techniques, passengers will no longer need to remove electronics and liquids from carry-on bags. Implementation will be completed in the first half of 2023.
Forward Guidance
Leidos is maintaining its fiscal year 2022 guidance as follows:

Measure	FY22 Guidance
Revenues (billions)	$13.9 - $14.3
Adjusted EBITDA Margin	10.3% - 10.5%
Non-GAAP Diluted EPS	$6.10 - $6.50
Cash Flows Provided by Operating Activities (billions)	at or above $1.0
For information regarding adjusted EBITDA margin and non-GAAP diluted EPS, see the related explanations and reconciliations to GAAP measures included elsewhere in this release.
Leidos does not provide a reconciliation of forward-looking adjusted EBITDA margins or non-GAAP diluted EPS to net income due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income may vary significantly based on actual events, Leidos is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income at this time. The amounts of these deductions may be material and, therefore, could result in projected net income and diluted EPS being materially less than what may be implied by projected adjusted EBITDA margins and non-GAAP diluted EPS.
Conference Call Information
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8:00 A.M. eastern time on August 2, 2022. Analysts and institutional investors may participate by dialing +1 (877) 869-3847 (toll-free U.S.) or +1 (201) 689-8261 (international callers).
A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http://ir.leidos.com).
After the call concludes, an audio replay can be accessed on the Leidos Investor Relations website or by dialing +1 (877) 660-6853 (toll-free U.S.) or +1 (201) 612-7415 (international callers) and entering conference ID 13731269.
About Leidos
Leidos is a Fortune 500® technology, engineering, and science solutions and services leader working to solve the world's toughest challenges in the defense, intelligence, civil and health markets. Leidos' 44,000 employees support vital missions for government and commercial customers. Headquartered in Reston, Va., Leidos reported annual revenues of approximately $13.7 billion for the fiscal year ended December 31, 2021.
For more information, visit www.leidos.com.

Forward-Looking Statements
Certain statements in this release contain or are based on "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as "expects," "intends," "plans," "anticipates," "believes," "estimates," "guidance" and similar words or phrases. Forward-looking statements in this release include, among others, estimates of our future growth and financial and operating performance, including future revenues, adjusted EBITDA margins, diluted EPS (including on a non-GAAP basis), and cash flows provided by operating activities, as well as statements about our business contingency plans, uncertainties in tax due to new tax legislation or other regulatory developments, the impact of COVID-19 and related actions taken to prevent its spread, our contract awards, strategy, planned investments, sustainability goals and our future dividends, share repurchases, capital expenditures, debt repayments, acquisitions, dispositions, and cash flow conversion. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.
Actual performance and results may differ materially from those results anticipated by our guidance and other forward-looking statements made in this release depending on a variety of factors, including, but not limited to: the impact of COVID-19 or future epidemics on our business, including the potential for facility closures, re-evaluation of U.S. government spending levels and priorities, delay of new contract awards, supply chain impacts, airline travel levels, our ability to recover costs under contracts, insurance challenges, uncertainty regarding the efficacy of vaccines against variants, booster vaccinations, or the lack of public acceptance of vaccines and low vaccination rates, and laws and regulations with respect to vaccinations; changes to our reputation and relationships with government agencies, developments in the U.S. government defense budget, including budget reductions, implementation of spending limits or changes in budgetary priorities; delays in the U.S. government budget process or approval of raises to the debt ceiling; delays in the U.S. government contract procurement process or the award of contracts or our ability to win contracts; delays or loss of contracts as a result of competitor protests; changes in U.S. government procurement rules, regulations and practices; changes in interest rates and inflation, and other market factors out of our control, including general economic and political conditions; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of Leidos; our reliance on information technology spending by hospitals/healthcare organizations, infrastructure investments by industrial and natural resources organizations and other customer investments related to our business; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; the mix of our contracts and our ability to accurately estimate costs associated with our firm-fixed-price and other contracts as well as our ability to realize as revenues the full amount of our backlog; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments and any related contingencies or liabilities to which we may become subject; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering projects; our ability to obtain necessary components and materials to perform our contracts, including semiconductors and related equipment, on reasonable terms or at all; the failure of our inspection or detection systems to detect threats; changes in business conditions that could impact business investments and/or recorded goodwill or the value of other long-lived assets; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; our ability to declare future dividends or repurchase our stock based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; changes in accounting, U.S. or foreign tax, export or other laws, regulations, and policies and their interpretation or application; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face.

This release also contains certain forward-looking statements with respect to Leidos’ proposed acquisition of Cobham Aviation Services Australia, including benefits of the transaction, the anticipated timing of the transaction and the products and markets of each company. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, (ii) the failure to satisfy the conditions to the consummation of the transaction, including the receipt of certain governmental and regulatory approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the effect of the announcement or pendency of the transaction on Cobham Aviation Services Australia’s business relationships, operating results, and business generally, (v) risks that the proposed transaction disrupts current plans and operations of Leidos or Cobham Aviation Services Australia and potential difficulties in Cobham Aviation Services Australia’s employee retention as a result of the transaction, (vi) risks related to diverting management’s attention from Cobham Aviation Services Australia ongoing business operations, (vii) the outcome of any legal proceedings that may be instituted against Leidos or against Cobham Aviation Services Australia related to the merger agreement or the transaction, (viii) the ability of Leidos to successfully integrate Cobham Aviation Services Australia’s operations, product lines, and technology, and (ix) the ability of Leidos to implement its plans, forecasts, and other expectations with respect to Cobham Aviation Services Australia’s business after the completion of the proposed acquisition and realize additional opportunities for growth and innovation. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission ("SEC"), including the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Legal Proceedings" sections of our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our website at www.leidos.com.
All information in this release is as of August 2, 2022. Leidos expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in Leidos' expectations. Leidos also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:	Media Relations:
Stuart Davis	Melissa Lee Dueñas
571.526.6124	571.526.6850
ir@leidos.com	Duenasml@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	July 1, 2022	July 2, 2021	July 1, 2022	July 2, 2021
Revenues	$3,597	$3,448	$7,091	$6,763
Cost of revenues	3,059	2,950	6,041	5,798
Selling, general and administrative expenses	260	224	494	392
Bad debt expense and recoveries	2	(1)	4	(10)
Acquisition, integration and restructuring costs	5	10	8	15
Asset impairment charges	3	—	3	—
Equity earnings of non-consolidated subsidiaries	(3)	(4)	(1)	(9)
Operating income	271	269	542	577
Non-operating expense:
Interest expense, net	(50)	(46)	(98)	(91)
Other income (expense), net	4	—	3	(1)
Income before income taxes	225	223	447	485
Income tax expense	(53)	(53)	(98)	(110)
Net income	172	170	349	375
Less: net income attributable to non-controlling interest	1	1	3	1
Net income attributable to Leidos common stockholders	$171	$169	$346	$374

Earnings per share:
Basic	$1.25	$1.20	$2.51	$2.65
Diluted	1.24	1.18	2.49	2.62

Weighted average number of common shares outstanding:
Basic	137	141	138	141
Diluted	138	143	139	143

Cash dividends declared per share	$0.36	$0.34	$0.72	$0.68

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	July 1, 2022	December 31, 2021
Assets:
Cash and cash equivalents	$339	$727
Receivables, net	2,423	2,189
Inventory, net	286	274
Other current assets	478	429
Total current assets	3,526	3,619
Property, plant and equipment, net	669	670
Intangible assets, net	1,038	1,177
Goodwill	6,673	6,744
Operating lease right-of-use assets, net	614	612
Other long-term assets	367	439
Total assets	$12,887	$13,261

Liabilities:
Accounts payable and accrued liabilities	$2,052	$2,141
Accrued payroll and employee benefits	701	605
Short-term debt and current portion of long-term debt	1,153	483
Total current liabilities	3,906	3,229
Long-term debt, net of current portion	4,023	4,593
Operating lease liabilities	614	589
Deferred tax liabilities	89	239
Other long-term liabilities	198	267
Total liabilities	8,830	8,917

Stockholders’ equity:
Common stock, $0.0001 par value, 500 million shares authorized, 137 million and 140 million shares issued and outstanding at July 1, 2022, and December 31, 2021, respectively	—	—
Additional paid-in capital	1,955	2,423
Retained earnings	2,128	1,880
Accumulated other comprehensive loss	(79)	(12)
Total Leidos stockholders’ equity	4,004	4,291
Non-controlling interest	53	53
Total stockholders' equity	4,057	4,344
Total liabilities and stockholders' equity	$12,887	$13,261

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended		Six Months Ended
	July 1, 2022	July 2, 2021	July 1, 2022	July 2, 2021
Cash flows from operations:
Net income	$172	$170	$349	$375
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	83	80	168	157
Stock-based compensation	19	17	35	32
Deferred income taxes	(75)	3	(136)	3
Other	3	(3)	7	(11)
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	(6)	(79)	(238)	(89)
Other current assets and other long-term assets	101	86	73	91
Accounts payable and accrued liabilities and other long-term liabilities	(211)	(199)	(271)	(347)
Accrued payroll and employee benefits	(23)	(4)	101	46
Income taxes receivable/payable	(23)	(54)	45	(1)
Net cash provided by operating activities	40	17	133	256
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(375)	(2)	(593)
Divestiture of a business	6	—	15	—
Payments for property, equipment and software	(21)	(21)	(49)	(47)
Net proceeds from sale of assets	6	—	6	—
Other	1	—	1	—
Net cash used in investing activities	(8)	(396)	(29)	(640)
Cash flows from financing activities:
Proceeds from debt issuance	380	380	380	380
Net proceeds from commercial paper	75	—	150	—
Repayments of borrowings	(407)	(27)	(434)	(53)
Dividend payments	(49)	(48)	(100)	(98)
Repurchases of stock and other	(2)	(3)	(528)	(126)
Net capital (distributions to) contributions from non-controlling interests	(1)	1	(3)	39
Proceeds from issuances of stock	10	10	22	23
Net cash provided by (used in) financing activities	6	313	(513)	165
Net increase (decrease) in cash, cash equivalents and restricted cash	38	(66)	(409)	(219)
Cash, cash equivalents and restricted cash at beginning of period	428	534	875	687
Cash, cash equivalents and restricted cash at end of period	466	468	$466	$468
Less: restricted cash at end of period	127	130	127	130
Cash and cash equivalents at end of period	$339	$338	$339	$338

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS
(in millions)

	Three Months Ended		Six Months Ended
	July 1, 2022	July 2, 2021	July 1, 2022	July 2, 2021
Revenues:
Defense Solutions	$2,052	$2,004	$4,101	$3,962
Civil	857	799	1,652	1,565
Health	688	645	1,338	1,236
Total	$3,597	$3,448	$7,091	$6,763

Operating income (loss):
Defense Solutions	$139	$137	$272	$289
Civil	38	55	81	129
Health	126	107	244	209
Corporate	(32)	(30)	(55)	(50)
Total	$271	$269	$542	$577

Operating income margin:
Defense Solutions	6.8%	6.8%	6.6%	7.3%
Civil	4.4%	6.9%	4.9%	8.2%
Health	18.3%	16.6%	18.2%	16.9%
Total	7.5%	7.8%	7.6%	8.5%
Defense Solutions
Defense Solutions revenues of $2,052 million increased by 2% compared to the prior year quarter. The primary drivers of revenue growth were the ramp up of the Navy NGEN-R SMIT and the Enduring Indirect Fires Protection Capability (IFPC) contracts, which offset the completion of the programs supporting operations in Afghanistan, a reduction in the volume of material purchases supporting hypersonics programs and an adverse foreign exchange impact. For the quarter Defense Solutions operating income margin was 6.8% and non-GAAP operating income margin was 8.3%, both unchanged compared to the prior year quarter.
Civil
Civil revenues of $857 million increased by 7% compared to the prior year quarter. The primary drivers of revenue growth were the start up of the National Aeronautics and Space Administration (NASA) Advanced Enterprise Global Information Technology Solutions (AEGIS) program and increased demand on existing programs with commercial energy providers and the Department of Energy (DoE). Civil operating income margin for the quarter decreased to 4.4% from 6.9% in the prior year quarter. Non-GAAP operating income margin was 6.5%, compared to 9.1% in the prior year quarter. The decline in segment profitability was primarily attributable to an adverse arbitration ruling and associated legal fees totaling $17 million relating to the acquisition of IS&GS from Lockheed Martin.
Health
Health revenues of $688 million increased by 7% compared to the prior year quarter, primarily as a result of increased volumes on the DHMSM program and the ramp up of the Military and Family Life Counseling (MFLC) program. In addition, Leidos received a $28 million equitable adjustment to cover costs incurred as a result of the COVID-19 pandemic, which was the primary driver for operating income margin to improve from 16.6% to 18.3% and non-GAAP operating income margin to improve from 17.8% to 19.8% compared to the prior year quarter.

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts. Backlog value is based on management’s estimates about volume of services, availability of customer funding and other factors, and excludes contracts that are under protest. Estimated backlog comprises both funded and negotiated unfunded backlog. Backlog estimates are subject to change and may be affected by several factors, including modifications of contracts, non-exercise of options and foreign currency movements.
Funded backlog for contracts with the U.S. government represents the value on contracts for which funding is appropriated less revenues previously recognized on these contracts. Funded backlog for contracts with non-U.S. government entities and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which Leidos is obligated to perform, less revenue previously recognized on the contracts.
Negotiated unfunded backlog represents estimated amounts of revenue to be earned in the future from contracts for which funding has not been appropriated and unexercised priced contract options. Negotiated unfunded backlog does not include unexercised option periods and future potential task orders expected to be awarded under IDIQ, General Services Administration Schedule or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded or separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future anticipated task orders.
The estimated value of backlog as of the dates presented was as follows:

	July 1, 2022			July 2, 2021
Segment	Funded	Unfunded	Total	Funded	Unfunded	Total
Defense Solutions	$4,351	$13,668	$18,019	$4,293	$14,154	$18,447
Civil	2,051	8,846	10,897	1,608	7,493	9,101
Health	1,139	4,667	5,806	1,255	4,720	5,975
Total	$7,541	$27,181	$34,722	$7,156	$26,367	$33,523
The increase in backlog includes $49 million of backlog acquired through business combinations in our Defense Solutions reportable segment. Total backlog at July 1, 2022, included a negative impact of $268 million when compared to total backlog at July 2, 2021, primarily due to the exchange rate movements in the British pound and Australian dollar when compared to the U.S. dollar.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
Leidos uses and refers to organic growth, non-GAAP operating income, non-GAAP operating margin, adjusted EBITDA, adjusted EBITDA margin, non-GAAP diluted EPS, free cash flow and free cash flow conversion, which are not measures of financial performance under generally accepted accounting principles in the U.S. and, accordingly, these measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be read in conjunction with Leidos's consolidated financial statements prepared in accordance with GAAP.
Management believes that these non-GAAP measures provide another representation of the results of operations and financial condition, including its ability to comply with financial covenants. These non-GAAP measures are frequently used by financial analysts covering Leidos and its peers. The computation of non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Organic growth captures the revenue growth that is inherent in the underlying business excluding the impact of acquisitions made within the prior year; it is computed as current revenues excluding acquisition revenues within the last 12 months divided by previous year revenues excluding revenues from entities divested within the prior year.
Non-GAAP operating income is computed by excluding the following discrete items from operating income:
•Acquisition, integration and restructuring costs – Represents acquisition, integration, lease termination and severance costs related to acquisitions.
•Amortization of acquired intangible assets – Represents the amortization of the fair value of the acquired intangible assets.
•Asset impairment charges – Represents impairments of long-lived intangible assets.
Non-GAAP operating margin is computed by dividing non-GAAP operating income by revenues.
Adjusted EBITDA is computed by excluding the following items from income before income taxes: (i) discrete items as identified above; (ii) interest expense; (iii) interest income; (iv) depreciation expense; and (v) amortization of internally developed intangible assets.
Adjusted EBITDA margin is computed by dividing adjusted EBITDA by revenues.
Non-GAAP net income is computed by excluding the discrete items listed under non-GAAP operating income and their related tax impacts.
Non-GAAP diluted EPS is computed by dividing net income attributable to Leidos common stockholders, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding.
Free cash flow is computed by deducting expenditures for property, equipment and software from net cash provided by operating activities.
Free cash flow conversion is computed by dividing free cash flow by non-GAAP net income attributable to Leidos common stockholders; operating cash flow conversion is computed by dividing net cash provided by operating activities by net income attributable to Leidos shareholders.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except growth percentages)
The following table presents the reconciliation of revenues to organic growth by reportable segment and total operations:

	Three Months Ended
	July 1, 2022	July 2, 2021	Percent Change
Defense Solutions
Revenues, as reported	$2,052	$2,004	2%
Acquisition and divestiture revenues(1)	17	5
Pro-forma revenues (Organic Growth Rate)	$2,035	$1,999	2%

Civil
Revenues, as reported	$857	$799	7%

Health
Revenues, as reported	$688	$645	7%

Total Operations
Revenues, as reported	$3,597	$3,448	4%
Total acquisition and divestiture revenues(1)	17	5
Pro-forma revenues (Organic Growth Rate)	$3,580	$3,443	4%
(1) Current period acquisition revenues reflect revenues in the current as reported figures for 12 months from closing of each acquisition. Acquisition revenues for the three months ended July 1, 2022 for the Defense Solutions segment include Gibbs & Cox (acquired May 7, 2021) and a strategic, immaterial acquisition (acquired September 21, 2021). Year ago acquisition revenues reflect revenues from assets subsequently divested. Acquisitions and divestiture in the three months ended July 2, 2021 for the Defense Solutions segment include the Aviation & Missile Solutions LLC (AMS) divestiture that was completed on April 29, 2022.

UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin and growth percentages)

The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the three months ended July 1, 2022:

	Three Months Ended July 1, 2022
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP results
Operating income	$271	$5	$57	$3	$336
Non-operating expense, net	(46)	—	—	—	(46)
Income before income taxes	225	5	57	3	290
Income tax expense(1)	(53)	(1)	(15)	(1)	(70)
Net income	172	4	42	2	220
Less: net income attributable to non-controlling interest	1	—	—	—	1
Net income attributable to Leidos common stockholders	$171	$4	$42	$2	$219

Diluted EPS attributable to Leidos common stockholders(2)	$1.24	$0.03	$0.31	$0.01	$1.59
Diluted shares	138	138	138	138	138

	Three Months Ended July 1, 2022
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP results
Net income	$172	$4	$42	$2	$220
Income tax expense(1)	53	1	15	1	70
Income before income taxes	225	5	57	3	290
Depreciation expense	26	—	—	—	26
Amortization of intangibles	57	—	(57)	—	—
Interest expense, net	50	—	—	—	50
EBITDA	$358	$5	$—	$3	$366
EBITDA margin	10.0%				10.2%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(2) Earnings per share is computed independently for each of the non-GAAP adjustment presented and therefore may not sum to the total non-GAAP earnings per share due to rounding.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin and growth percentages)

The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the three months ended July 2, 2021:

	Three Months Ended July 2, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP results
Operating income	$269	$10	$55	$334
Non-operating expense, net	(46)	—	—	(46)
Income before income taxes	223	10	55	288
Income tax expense(1)	(53)	(2)	(14)	(69)
Net income	170	8	41	219
Less: net income attributable to non-controlling interest	1	—	—	1
Net income attributable to Leidos common stockholders	$169	$8	$41	$218

Diluted EPS attributable to Leidos common stockholders	$1.18	$0.05	$0.29	$1.52
Diluted shares	143	143	143	143

	Three Months Ended July 2, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP results
Net income attributable to Leidos common stockholders	$169	$8	$41	$218
Income tax expense(1)	53	2	14	69
Income before income taxes	223	10	55	288
Depreciation expense	25	—	—	25
Amortization of intangibles	55	—	(55)	—
Interest expense, net	46	—	—	46
EBITDA	$349	$10	$—	$359
EBITDA margin	10.1%			10.4%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin and growth percentages)

The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the six months ended July 1, 2022:

	Six Months Ended July 1, 2022
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP results
Operating income	$542	$8	$115	$3	$668
Non-operating expense, net	(95)	—	—	—	(95)
Income before income taxes	447	8	115	3	573
Income tax expense(1)	(98)	(2)	(29)	(1)	(130)
Net income	349	6	86	2	443
Less: net income attributable to non-controlling interest	3	—	—	—	3
Net income attributable to Leidos common stockholders	$346	$6	$86	$2	$440

Diluted EPS attributable to Leidos common stockholders	$2.49	$0.04	$0.63	$0.01	$3.17
Diluted shares	139	139	139	139	139

	Six Months Ended July 1, 2022
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP results
Net income	$349	$6	$86	$2	$443
Income tax expense(1)	98	2	29	1	130
Income before income taxes	447	8	115	3	573
Depreciation expense	52	—	—	—	52
Amortization of intangibles	116	—	(115)	—	1
Interest expense, net	98	—	—	—	98
EBITDA	$713	$8	$—	$3	$724
EBITDA margin	10.1%				10.2%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin and growth percentages)

The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the six months ended July 2, 2021:

	Six Months Ended July 2, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP results
Operating income	$577	$15	$109	$701
Non-operating expense, net	(92)	—	—	(92)
Income before income taxes	485	15	109	609
Income tax expense(1)	(110)	(3)	(28)	(141)
Net income	375	12	81	468
Less: net income attributable to non-controlling interest	1	—	—	1
Net income attributable to Leidos common stockholders	$374	$12	$81	$467

Diluted EPS attributable to Leidos common stockholders	$2.62	$0.08	$0.57	$3.27
Diluted shares	143	143	143	143

	Six Months Ended July 2, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP results
Net income	$375	$12	$81	$468
Income tax expense(1)	(110)	(3)	(28)	(141)
Income before income taxes	485	15	109	609
Depreciation expense	47	—	—	47
Amortization of intangibles	110	—	(109)	1
Interest expense, net	91	—	—	91
EBITDA	$733	$15	$—	$748
EBITDA margin	10.8%			11.1%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin and growth percentages)
The following tables present the reconciliation of non-GAAP operating income by reportable segment and Corporate to operating income:

	Three Months Ended July 1, 2022
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$139	$—	$32	$—	$171	8.3%
Civil	38	—	18	—	56	6.5%
Health	126	—	7	3	136	19.8%
Corporate	(32)	5	—	—	(27)	NM
Total	$271	$5	$57	$3	$336	9.3%

	Three Months Ended July 2, 2021
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$137	$—	$29	$166	8.3%
Civil	55	—	18	73	9.1%
Health	107	—	8	115	17.8%
Corporate	(30)	10	—	(20)	NM
Total	$269	$10	$55	$334	9.7%

	Six Months Ended July 1, 2022
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$272	$—	$65	$—	$337	8.2%
Civil	81	—	36	—	117	7.1%
Health	244	—	14	3	261	19.5%
Corporate	(55)	8	—	—	(47)	NM
Total	$542	$8	$115	$3	$668	9.4%

	Six Months Ended July 2, 2021
	Operating income	Acquisition, integration and restructuring costs		Amortization of acquired intangibles	Non-GAAP operating income	Non-GAAP operating margin
Defense Solutions	$289	$—		$57	$346	8.7%
Civil	129	—		36	165	10.5%
Health	209	—		16	225	18.2%
Corporate	(50)	15		—	(35)	NM
Total	$577	$15	15000000	$109	$701	10.4%
NM - Not Meaningful

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except percentages)

The following table presents the reconciliation of free cash flow to net cash provided by operating activities as well as the calculation of operating cash flow and free cash flow conversion ratios:

	Three Months Ended
	July 1, 2022	July 2, 2021
Net cash provided by operating activities	$40	$17
Payments for property, equipment and software	(21)	(21)
Free cash flow	$19	$(4)

Net income attributable to Leidos common stockholders	$171	$169
Acquisition, integration and restructuring costs (1)	4	8
Amortization of acquired intangibles (1)	42	41
Asset impairment charges (1)	2	—
Non-GAAP net income attributable to Leidos common stockholders	$219	$218

Operating cash flow conversion ratio	23%	10%
Free cash flow conversion ratio	9%	(2)%
(1) After-tax expenses excluded from non-GAAP net income.